As filed with the Securities and Exchange Commission on September 26, 2013

Registration Statement No. 333-191221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QIWI plc

(Exact name of registrant as specified in its charter)

Cyprus	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia Cyprus

Telephone: +357-22-653390

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

Tel: +1-212-750-6474

(Name and address, including zip code, and telephone number, including area code, of agent for service)

    Copies to:

Pranav L. Trivedi Michael Zeidel Skadden, Arps, Slate, Meagher and Flom (UK) LLP 40 Bank Street London E14 5DS Telephone: +44 20 7519 7000 Facsimile: +44 20 7519 7070	Joshua G. Kiernan Colin J. Diamond White & Case LLP 5 Old Broad Street London EC2N 1DW Telephone: +44 20 7532 1000 Facsimile: +44 20 7532 1001	Darina Lozovsky White & Case LLC 4 Romanov Pereulok 125009 Moscow Telephone: +7 495 787 3000 Facsimile: +7 495 787 3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class B shares of €0.0005 par value per share(3)	9,427,546	$32.395	$305,405,824	$41,658(4)

(1)	Includes 1,229,680 class B shares represented by 1,229,680 American depositary shares (“ADSs”) that may be sold upon exercise of an over-allotment option to be granted to the underwriters.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low selling prices of the ADSs on September 20, 2013 as reported on the Nasdaq Global Select Market.
(3)	ADSs issuable upon deposit of class B shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-188006). Each ADS represents one class B share.
(4)	The Issuer previously paid filing fees of $42,943 in connection with this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 of QIWI plc initially filed on September 17, 2013 (File No. 333-191221) (the “Registration Statement”) is being filed with the Securities and Exchange Commission to (i) file the Form of Underwriting Agreement as Exhibit 1.1 to the Registration Statement and (ii) amend and restate the Consent of the Independent Registered Public Accounting Firm filed as Exhibit 23.1 to the Registration Statement so that such consent is currently dated.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against any losses or liabilities which he or she may sustain or incur in or about the execution of his or her duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in his or her favor or in which he or she is acquitted.

We have purchased and maintained insurance in relation to our directors and officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Item 7.	Recent Sales of Unregistered Securities

In connection with its conversion to a public limited company in Cyprus, on December 11, 2012 the shareholders of the Company increased its share capital by a way of issuance of 700,000 ordinary shares with a par value of €0.0005 per share proportionally to all of its shareholders at nominal value, so as to increase its share capital amounts to €26,000, after issuance divided into 52,000,000 ordinary shares with a par value of €0.0005 per share.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Incorporated by reference to the Exhibit Index following page II-5 hereof.

(b)	Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Item 9.	Undertakings

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 26th day of September 2013.

QIWI plc

By:	/s/ Alexander Karavaev
Name:	Alexander Karavaev
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated and on the 26th day of September 2013.

Signature	Title

*	Director and Chief Executive Officer
Name: Sergey Solonin

/s/ Alexander Karavaev	Chief Financial Officer
Name: Alexander Karavaev

*	Principal Accounting Officer
Name: Alla Tsikh

*	Member of the Board of Directors
Name: Andrey Romanenko

*	Member of the Board of Directors
Name: Andrey Muravyev

*	Member of the Board of Directors
Name: Verdi Israelyan

*	Member of the Board of Directors
Name: Alexey Rasskazov

*	Member of the Board of Directors
Name: Boris Kim

*	Member of the Board of Directors
Name: Igor Mikhaylov

*	Member of the Board of Directors
Name: Marcus Rhodes

*	Member of the Board of Directors
Name: Matthew Hammond

*	Member of the Board of Directors
Name: Nilesh Lakhani

*	Member of the Board of Directors
Name: Dmitry Pleskonos

Authorized Representative in the United States

By:	*
Name:	Diana Arias
Title:	Senior Manager Law Debenture Corporation Services Inc.

*By:	/s/ Alexander Karavaev
Name:	Alexander Karavaev
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1	Articles of Association of QIWI plc (incorporated by reference to Exhibit 3.1 to QIWI plc’s Registration Statement on Form F-1, File No. 333-187579, filed on March 27, 2013)

4.1	Form of Registrant’s American Depositary Receipt (included in Exhibit 4.3)

4.2	Specimen Certificate for Class B Shares of the Registrant (incorporated by reference to Exhibit 4.2 to QIWI plc’s Registration Statement on Form F-1/A, File No. 333-187579, filed on April 19, 2013)

4.3	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to QIWI plc’s Registration Statement on Form F-1/A, File No. 333-187579, filed on April 19, 2013)

4.4	Form of Voting Agreement among Saldivar Investments Limited, Sergey A. Solonin, Palmway Holdings Limited, Antana International Corporation, Andrey N. Romanenko, Dargle International Limited, Igor N. Mikhailov, Bralvo Limited, E1 Limited, Mail.ru Group Limited and Mitsui & Co., Ltd. (incorporated by reference to Exhibit 4.4 to QIWI plc’s Registration Statement on Form F-1, File No. 333-187579, filed on March 27, 2013)

4.5**	Form of Amended and Restated Registration Rights Agreement among Saldivar Investments Limited, Sergey A. Solonin, Palmway Holdings Limited, Antana International Corporation, Andrey N. Romanenko, Dargle International Limited, Igor N. Mikhailov, Bralvo Limited, E1 Limited, Mail.ru Group Limited and Mitsui & Co., Ltd., and QIWI plc.

5.1**	Opinion of Antis Triantafyllides & Sons LLC regarding the validity of the class B shares being registered

8.1**	Opinion of Antis Triantafyllides & Sons LLC regarding tax matters

10.1	Amended and Restated Employee Stock Option Plan of QIWI Limited (incorporated by reference to Exhibit 4.3 to QIWI plc’s Registration Statement on Form S-8, File No. 333-190918, filed on August 30, 2013)

14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to QIWI plc’s Registration Statement on Form F-1, File No. 333-187579, filed on March 27, 2013)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to QIWI plc’s Registration Statement on Form F-1, File No. 333-187579, filed on March 27, 2013)

23.1	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Antis Triantafyllides & Sons LLC (included in Exhibit 5.1)

23.3**	Consent of J’Son & Partners

23.4**	Consent of Edgar, Dunn & Company

24.1**	Powers of Attorney

**	Previously filed